                                                                    EXHIBIT 12-2

                          CENTERPOINT PROPERTIES TRUST
                        COMPUTATION OF RATIO OF EARNINGS
               TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
                             (DOLLARS IN THOUSANDS)

                                                            YEAR ENDED DECEMBER 31,
                                              ----------------------------------------------------
                                                2000       1999       1998       1997       1996
                                              --------   --------   --------   --------   --------
Available earnings:
  Net income................................  $54,686    $48,760    $32,248    $27,260    $14,941
  Add interest expense (1)..................   33,131     21,859     15,476     10,871     10,992
                                              -------    -------    -------    -------    -------
Available earnings (2)......................  $87,817    $70,619    $47,724    $38,131    $25,933
                                              =======    =======    =======    =======    =======
Combined fixed charges:
  Interest expense..........................  $33,131    $21,859    $15,476    $10,871    $10,992
  Capitalized interest......................    3,404      1,926      2,214        893        142
  Preferred dividends.......................   10,105      8,318      6,360        901        947
                                              -------    -------    -------    -------    -------
Total fixed charges.........................  $46,640    $32,103    $24,050    $12,665    $12,081
                                              =======    =======    =======    =======    =======
Ratio of earnings to combined fixed
  charges...................................     1.88       2.20       1.98       3.01       2.15
                                              =======    =======    =======    =======    =======

------------------------

NOTES:

(1) Interest expense includes amortization of deferred financing costs.

(2) Interest portion of rental expense is not calculated because annual rental expense for the Company is not significant.

                                      F-36